For Period Ending 06/30/05

File No. 811-21714

Item 77M.  Mergers

After the close of business on April 29, 2005, each of the MML Money Market Fund, MML Inflation-Protected Bond Fund, MML Managed Bond Fund, MML Blend Fund, MML Equity Fund, MML Enhanced Index Core Equity Fund, MML Small Cap Equity Fund and MML Small Company Opportunities Fund, each a fund of MML Series Investment Fund II (each a “New Fund”), acquired all of the assets and liabilities of the MML Money Market Fund, MML Inflation-Protected Bond Fund, MML Managed Bond Fund, MML Blend Fund, MML Equity Fund, MML Enhanced Index Core Equity Fund, MML Small Cap Equity Fund and MML Small Company Opportunities Fund, each a fund of MML Series Investment Fund (each a “Fund”), respectively, pursuant to agreements and plans of reorganization that were approved by each Fund’s respective shareholders on April 18, 2005. Each acquisition was accomplished by a tax-free transfer of all the assets of each Fund to the corresponding New Fund in exchange for shares of the New Fund and the assumption by the New Fund of all of the liabilities of the Fund.

A Special Meeting of Shareholders of MML Money Market Fund, MML Inflation-Protected Bond Fund, MML Managed Bond Fund, MML Blend Fund, MML Equity Fund, MML Enhanced Index Core Equity Fund, MML Small Cap Equity Fund and MML Small Company Opportunities Fund (each a “Fund”), each a series of MML Series Investment Fund (the “Trust”) was held on April 18, 2005.  Notice of the meeting, and a Proxy Statement, were distributed on or about March 17, 2005 to shareholders of record as of February 18, 2005.  The results of the vote on the agreements and plans of reorganization submitted to shareholders at the Special Meeting are as follows:

Proposal 1:       To approve the reorganization of each Fund from a separate series of the Trust, a Massachusetts business trust, into a separate, corresponding series of MML Series Investment Fund II, a newly organized Massachusetts business trust, pursuant to an Agreement and Plan of Reorganization of the Fund.

Proposal 1: Approval of reorganization of each Fund	Shares	Shares For	% of Out- Standing shares	Against	% of Out- Standing shares	Abstain	% of Out- Standing shares
MML Money Market Fund	901,323.777	646,675.448	71.526	129,430.324	14.315	125,218.005	13.850
MML Inflation-Protected Bond Fund	6,684,511.715	5,572,033.973	83.260	484,928.140	7.246	627,549.602	9.377
MML Managed Bond Fund	11,337,884.930	9,661,145.874	84.878	662,576.314	5.821	1,014,162.742	8.910
MML Blend Fund	18,520,317.670	14,404,981.810	77.777	2,173,857.615	11.737	1,941,478.245	10.482
MML Equity Fund	22,010,054.727	18,571,396.831	84.377	1,707,609.417	7.758	1,731,048.479	7.864
MML Enhanced Index Core Equity Fund	569,883.979	394,410.683	69.133	75,733.655	13.275	99,739.641	17.483
MML Small Cap Equity Fund	3,392,205.483	2,920,718.138	86.101	184,388.022	5.435	287,099.323	8.464
MML Small Company Opportunities Fund	2,515,934.949	2,214,630.576	88.018	132,308.774	5.258	168,995.599	6.717

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MML Small Cap Equity Fund (Series 5)

On December 2, 2004, Registrant purchased 4,100 shares issued by Ninetowns Digital World - ADS at a price of $11.00 per share, amounting to a $45,100 aggregate purchase price.  Jefferies & Company, Inc, an affiliate of Babson Capital Management LLC, participated in the underwriting syndicate.  JP Morgan was the broker from whom the Fund purchased shares.

On January 25, 2005, Registrant purchased 1,100 shares issued by GFI Group Inc. at a price of $21.00 per share, amounting to a $23,100 aggregate purchase price.  Jefferies & Company, Inc, an affiliate of Babson Capital Management LLC, participated in the underwriting syndicate.  Merrill Lynch & Co. was the broker from whom the Fund purchased shares.

MML Small Company Opportunities Fund (Series 7)

On December 2, 2004, Registrant purchased 2,500 shares issued by Ninetowns Digital World - ADS at a price of $11.00 per share, amounting to a $27,500 aggregate purchase price.  Jefferies & Company, Inc, an affiliate of Babson Capital Management LLC, participated in the underwriting syndicate.  JP Morgan was the broker from whom the Fund purchased shares.